Bizzingo, Inc. Looks to Expand Its Offering to Businesses by Signing a Letter of Intent to Merge With IBG.com

FLEMINGTON, NJ—(Marketwire - Jul 20, 2011) - Bizzingo, Inc. ("Bizzingo") (OTCBB: BIZZ), and IBG.com, Inc., a company engaged in reputation management and online marketing have signed a Letter of Intent (LOI) to confirm discussions concerning a merger or some other form of business arrangement between the two companies. The combined services of both companies would include online marketing, reputation management, and a social network designed for businesses, positioning Bizzingo to help businesses connect, promote and protect their brands online.

D. Michael Flynn, CEO of IBG.com states, "A possible merger with Bizzingo would allow the companies to better serve businesses with a complete online offering of services, from communicating a company's marketing message to protecting and building its brands."

Douglas Toth, Bizzingo's CEO, states, "Together, Bizzingo and IBG have the opportunity to immediately launch and grow a unique and powerful social networking company that caters to businesses. Our vision is to change the way businesses market, search, and interact on the web. The transaction under discussion with IBG would present a timely, and a strategic approach to bringing this vision to reality."

The LOI provides for reaching definitive agreements for a transaction by September 1, 2011. There is no assurance that any agreement will be reached or that a transaction will be consummated. The combination of the two companies, subject to a definitive agreement, is intended to strengthen Bizzingo's business through the acquisition of in-house development and sales resources, along with a growing, proven revenue stream. Bizzingo's social media platform will be capable of providing major opportunities for businesses on the web, specifically: creating brand awareness; managing online reputation; recruiting; researching technologies and competitors, and generating leads for potential prospects.

About Bizzingo, Inc.
Bizzingo is a social media company that will provide businesses a means of introducing their product and/or service to a global network of business users by leveraging and expanding their brand and image, effectively communicating their marketing message to target audiences and facilitating the sale of products or services, while connecting all existing social media relationships together in a single online hub. It is being developed with the express purpose of using social networking as a utility for business to more effectively market, build customer interaction, and sell goods and services online.
For more information see www.bizzingo.com
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